INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) dated January 24, 2018, is made by and between Two Roads Shared Trust, a Delaware statutory trust (the “Trust”), and Symmetry Partners, LLC (the “Adviser”). This Agreement will confirm the agreement between the Trust and the Adviser as follows:

1.         The Trust is an open-end investment company which has separate investment portfolios. This Agreement shall pertain to the series listed in Exhibit A of this Agreement (each referred to herein as a “Fund” or collectively as the “Funds”). The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objective and restrictions applicable to the Fund as specified in the Trust’s registration statement, as amended from time to time (the “Registration Statement”) under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933. Copies of the Registration Statement have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly.

2.      The Trust hereby appoints the Adviser to provide the investment advisory services specified in this Agreement and the Adviser hereby accepts such appointment.

3.    (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. The Adviser may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve the Adviser of any of its obligations hereunder, nor shall the Trust be responsible for any additional fees or expenses hereunder as a result.

(b) The Trust shall be responsible for all of its expenses and liabilities, including compensation of its Board of Trustees (the “Trustees”) who are not affiliated with the Adviser, the Distributor or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Trust), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, redeeming, registering and qualifying for sale shares of beneficial interest in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Trust may enter into a separate agreement, which shall be controlling over this Agreement, as amended, pursuant to which some or all of the foregoing expenses of this Section 3(b) shall be the responsibility of the other party or parties to that agreement.

4.                  (a) Subject to the supervision of the Trustees , the Adviser will: (i) provide a program of continuous investment management for each Fund with regard to the Fund’s investment of its assets (the “Portfolio”) in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s prospectus and statement of additional information included as part of the Registration Statement filed with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time, copies of which shall be provided to the Adviser by the Trust; (ii) make investment decisions for each Fund, including, but not limited to, the selection and management of investment sub-adviser(s) for the Fund, in which case any of the duties of the Adviser set forth herein may be delegated to such investment sub-adviser(s) subject to approval by the Trustees; (iii) if one or more investment sub-adviser(s) are appointed with respect to each Fund, monitor and evaluate the performance of such investment sub-adviser(s) under their respective sub-advisory agreements in light of the investment objectives and policies of the Fund, and render to the Trustees such periodic and special reports related to such performance monitoring as the Trustees may reasonably request, and analyze and recommend changes in investment sub-advisers as the Adviser may deem appropriate; (iv) place orders to purchase and sell investments for each Fund; and (v) provide office space, secretarial and clerical services and wire and telephone services necessary to provide the investment advisory duties set forth in this Section 4. It is understood that, provided the Adviser obtains exemptive relieffrom Section 15(a) of the 1940 Act, , the Adviser may hire and terminate unaffiliated and certain wholly-owned investment sub-advisers (as defined in such order) without shareholder approval, subject to approval by the Trustees and to the conditions in any such exemptive order.

(b) In performing its investment management services to the Funds under the terms of this Agreement, the Adviser will provide the Funds with ongoing investment guidance and policy direction.

(c) The Adviser further agrees that, in performing its duties for each Fund hereunder, it will:

i.                         comply with the 1940 Act and all rules and regulations thereunder, the Investment Advisers Act of 1940, as amended, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board of Trustees;

ii.                        use reasonable efforts to manage the Fund’s portfolio so that the Fund will qualify, and continue to qualify, as regulated investment companies under Subchapter M of the Code and regulations issued thereunder;

iii.                        place orders pursuant to its investment determinations for the Fund in accordance with applicable policies expressed in the Fund’s Registration Statement, established through written guidelines determined by the Trust and provided to the Adviser, and in accordance with applicable legal requirements;

iv.                         furnish to the Trust whatever statistical information the Trust may reasonably request with respect to the Fund. In addition, the Adviser will keep the Trust and the Trustees informed of developments materially affecting the Fund and shall, on the Adviser’s own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;

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v.                         make available to the Trust, promptly upon its request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Trust in its compliance with applicable laws and regulations. The Adviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

vi.                         meet quarterly with the Trustees to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Trust;

vii.	immediately notify the Trust in the event that the Adviser or any of its affiliates:

(1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

viii.            in making investment decisions for the Fund, use no material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information; and

ix.            in placing purchase and sale orders for the Fund with brokers or dealers, the Adviser will attempt to obtain “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable terms of execution, taking into account price, speed and efficiency of execution, other factors that may be deemed relevant by the Adviser, and the other provisions hereinafter set forth. Whenever the Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that enhance the Adviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Adviser may negotiate with and assign to a broker a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund’s or the Adviser’s overall responsibilities to the Adviser’s discretionary accounts (the “Section 28(e) Actions”); provided, however, that Adviser shall act in conformance with the Trust’s compliance policies and procedures with respect to “Best execution,” and Adviser’s ability to engage in Section 28(e) Actions shall be subject to review by the Trustees in accordance with such procedures, and if such Trustees reasonably determine that the Fund does not benefit, directly or indirectly, from such Section 28(e) Actions, the Adviser shall be prohibited from engaging in the same. Unless otherwise directed by the Trust [by any reasonable means], the Adviser may utilize the service of any securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Adviser complies with the “best execution” practices described above and as adopted by the Trustees, applicable law and regulation.

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(d) The Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by the Funds, subject to such policies and procedures as the Trustees may adopt from time to time. The Adviser shall maintain a record of how the Adviser voted and such record shall be available to the Trust upon its request. The Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund’s shareholders. The Adviser may delegate proxy voting to a third-party company provided, however, that the Adviser remains liable for the proxy voting.

5.    (a) The Adviser shall give the Trust the benefit of the Adviser’s best judgment and efforts in rendering services under this Agreement. The Adviser may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Adviser’s undertaking to render services under this Agreement, the Trust agrees that neither the Adviser nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Adviser and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Trust or the Adviser or provide a defense for, any other person including persons that provide services for the Funds as described in this Agreement.

(b) The terms “Two Roads Shared Trust” and “Trustees” refer, respectively, to the trust created and the Trust’s Trustees, as trustees but not individually or personally, acting from time to time under the Trust’s Agreement and Declaration of Trust to which reference is hereby made, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of “Two Roads Shared Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or a Fund must look solely to the assets of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund.

6.     In consideration of the services to be rendered by the Adviser under this Agreement, each Fund shall pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Fund’s prospectus for determining net asset value per share) of the net assets of the Fund, during the preceding month, at the annual rates provided for in Exhibit A, as such Exhibit A may be amended from time to time.

If the fees payable to the Adviser pursuant to this Section 6 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of a Fund shall be computed in the manner specified

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in the Fund’s prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Fund’s prospectus.

7.      (a) This Agreement shall become effective as of the date written above, and shall become effective with respect to each Fund as of the effective date set forth in Exhibit A for that Fund, if approved by the vote of a majority of the outstanding voting securities of that Fund. The Agreement shall continue in effect with respect to each Fund for a period of two (2) years and shall continue thereafter only so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trustees and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by a vote of a majority of the entire Board of Trustees on sixty (60) days’ written notice to the Adviser or by the Adviser on sixty (60) days’ written notice to the Trust. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

(c) The modification of any of the non-materials terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose, of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

8.         Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.          The investment management services of the Adviser to the Funds under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

10.    It is understood that the names “Symmetry Partners, LLC” or “Symmetry” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Adviser or its affiliates are the valuable property of the Adviser and its affiliates, and that the Trust and/or the Funds may use such names (or derivatives or logos) only as permitted by the Adviser.

11.     Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 151 National Drive, Glastonbury, CT 06033, or to such other address or to such individual as shall be specified by the Adviser. Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust at 17605 Wright Street, Suite 2, Omaha, Nebraska 68130, or to

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such other address or to such individual as shall be specified by the Trust.

12.              This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13.              (a) This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

(b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 24th day of January, 2018.

TWO ROADS SHARED TRUST,

On behalf of each of its series listed on Exhibit A

By: /s/ James Colantino

Name: James Colantino

Title: President

SYMMETRY PARTNERS, LLC

By: /s/ Patrick A. Sweeny

Name: Patrick A. Sweeny

Title: Principal

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Investment Advisory Agreement

EXHIBIT A

Two Roads Shared Trust

Symmetry Partners, LLC

Fund	Investment Advisory Fee	Effective Date
Symmetry Panoramic Alternatives Fund	1.29%	January 24, 2018
Symmetry Panoramic Global Equity Fund	0.63%	January 24, 2018
Symmetry Panoramic Global Fixed Income Fund	0.52%	January 24, 2018
Symmetry Panoramic International Equity Fund	0.70%	January 24, 2018
Symmetry Panoramic Municipal Fixed Income Fund	0.47%	January 24, 2018
Symmetry Panoramic Tax-Managed Global Equity Fund	0.65%	January 24, 2018
Symmetry Panoramic US Equity Fund	0.55%	January 24, 2018
Symmetry Panoramic US Fixed Income Fund	0.45%	January 24, 2018

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